Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of WPX Energy, Inc. of the reference to Netherland Sewell & Associates, Inc. and the reference to our audit of the proved reserves estimates of The Williams Companies, Inc. for the year ended December 31, 2010, included or incorporated by reference in Amendment No. 2 to the Registration Statement on Form 10 of WPX Energy, Inc. (Registration No. 001-35322) filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

December 8, 2011